ACQUISITION AGREEMENT AND PLAN OF MERGER

This ACQUISITION AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into on this 16th day of February, 2015, by and among LightTouch Vein & Laser, Inc., a corporation incorporated under the laws of the State of Nevada (the “Parent”), LightTouch Vein & Laser Acquisition Corporation, a corporation incorporated under the laws of the State of Delaware and a wholly-owned subsidiary of the Parent (the “Merger Sub”), Edward Bailey, an individual residing at 4492 South Enclave Vista Lane, Holladay, Utah 84124 (the “Sole Officer”), and Grow Solutions, Inc., a corporation incorporated under the laws of the State of Delaware (“Grow Solutions”).

W I T N E S S E T H:

WHEREAS, the Parent is a corporation incorporated under the laws of the State of Nevada pursuant to Articles of Incorporation filed with the Nevada Secretary of State on May 1, 1981 (the “Articles of Incorporation”);

WHEREAS, the Merger Sub shall be a corporation incorporated under the laws of the State of Delaware pursuant to a Certificate of Incorporation filed with the Delaware Secretary of State, and shall be a wholly-owned subsidiary of Parent;

WHEREAS, Grow Solutions is a corporation incorporated under the laws of the State of Delaware pursuant to a Certificate of Incorporation filed with the Delaware Secretary of State on March 21, 2014;

WHEREAS, the Sole Officer is currently the sole officer of the Parent;

WHEREAS, the board of directors of the Parent, the Merger Sub, and the Sole Officer have each determined that a merger of Merger Sub with and into Grow Solutions (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, is in the best interests of the Parent, the Merger Sub and the shareholders thereof, and as such, the respective boards of directors of each have approved the Merger;

WHEREAS, the board of directors of Grow Solutions has determined that the Merger, upon the terms and subject to the conditions set forth in this Agreement, is in the best interests of the shareholders of Grow Solutions and its board of directors has approved the Merger;

WHEREAS, the Parent, Merger Sub, Sole Officer and Grow Solutions desire to make certain representations, warranties, covenants and agreements in connection with the Merger, as well as prescribe various conditions precedent to the effectiveness of the Merger;

WHEREAS, for federal income tax purposes, the parties intend that the Merger shall qualify as a reorganization under the provisions of Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the “Code”) and shall be a tax free exchange;

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, the parties agree as follows:

ARTICLE I.

DEFINITIONS

When used in this Agreement (and any Exhibits and Schedules in which terms are not otherwise defined), the following terms shall have the following meanings:

1.01 Common Stock. “Common Stock” shall mean the outstanding shares of common stock, $0.001 par value, of Parent or Merger Sub.

1.02 Certificate of Merger. “Certificate of Merger” shall mean the Certificate of Merger in substantially the form attached to this Agreement as Exhibit A and to be filed with the Secretary of State of the State of Delaware.

1.03 Closing. “Closing” and “Closing Date” shall mean the closing of the transactions contemplated by this Agreement.

1.04 Effective Time. “Effective Time” shall mean the date of which the Certificate of Merger is properly filed with the Secretary of State of the State of Delaware, as required under the applicable provisions of the law of such jurisdictions, or at such other time as is permissible in accordance with the Delaware General Corporations Law (“DGCL”).

1.05 Liens. “Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by statute or other law.

1.06 Grow Solutions’ Shares. “Grow Solutions’ Share(s)” shall mean the shares of common stock, par value $0.001 per share, of Grow Solutions, Inc.

1.07 Material Adverse Change; Material Adverse Effect. “Material Adverse Change” or “Material Adverse Effect” means, when used in connection with Grow Solutions, Parent or Merger Sub, any change or effect that either individually or in the aggregate with all other such changes or effects is materially adverse to the business, assets, properties, condition (financial or otherwise) or results of operations of such party taken as a whole.

1.08 Person. “Person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

1.09 Subsidiary. A “Subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests) is owned directly or indirectly by such first person.

1.10 Surviving Corporation. “Surviving Corporation” shall have the meaning set forth in Section 2.01.

1.11 Tax Return. “Tax Return” shall include all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns (including Form 1099 and partnership returns filed on Form 1065, as applicable) required to be supplied to a Tax authority relating to Taxes.

ARTICLE II.

THE MERGER

2.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, the Certificate of Merger and in accordance with the DGCL, Grow Solutions shall be merged with and into Merger Sub at the Effective Time of the Merger. At the Effective Time of the Merger, the Merger Sub shall merge with Grow Solutions, and Grow Solutions shall continue as a subsidiary of the Parent and shall continue its corporate existence under the laws of the State of Delaware (the “Surviving Corporation”).

2.02 Effective Time. The Merger shall become effective on the date and at the time the Certificate of Merger is filed with the Secretary of State of Delaware in accordance with the provisions of the DGCL, or at such other time as is permissible in accordance with the DGCL. The time at which the Merger shall become effective as aforesaid is referred to hereinafter as the “Effective Time.”

2.03 Closing. The closing of the Merger (the “Closing”) shall occur concurrently with the Effective Time (the “Closing Date”). The Closing shall occur at the offices of Lucosky Brookman LLP, 101 Wood Avenue South, 5th Floor, Woodbridge, NJ, 08830, unless another place is agreed to in writing by the parties hereto.

2.04 Manner and Basis of Converting Shares.

(a) Each Grow Solutions’ Share that shall be outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive one share of Common Stock of the Merger Sub, which will immediately thereafter be exchanged for one share of Common Stock of the Parent, so that at the Effective Time, Parent shall be the holder of all of the issued and outstanding shares of Grow Solutions and the Grow Solutions’ Shareholders shall have received one share of the Common Stock of Parent for every one share of Grow Solutions owned immediately prior to the Effective Time.

(b)  Prior to the Effective Time, the shareholders of the Merger Sub shall surrender certificates, if applicable, evidencing one hundred percent (100%) of the Merger Sub’s Common Stock.  As of the Effective Time, all Common Stock of the Merger Sub issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and exchanged for shares of Common Stock of the Parent and simultaneously therewith the Parent will issue and deliver fifty five million (55,000,000) shares of its Common Stock to the Merger Sub representing the shares to be issued in exchange for one hundred percent (100%) of Grow Solutions’ Shares.  The fifty five million (55,000,000) shares issued to Grow Solutions shall assume the completion of a capital raise of two million dollars ($2,000,000) prior to the merger.  The amount of shares shall be reduced on a pro-rata basis based on the amount raised less than two million dollars ($2,000,000).

(c) The Grow Solutions’ Shares, which immediately prior to the Effective Time constitutes all of the issued and outstanding shares of common stock of Grow Solutions beneficially owned by the stockholders listed on its books and records, shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into the right to receive one share of Common Stock of the Parent for each one of Grow Solutions’ Shares.  The Merger Sub will issue to the Grow Solutions’ Shareholders, as of the Effective Time, 55,000,000 (55,000,000) shares of the Parent’s Common Stock, in exchange for the Grow Solutions’ Shares.

(d) Parent shall issue to each Grow Solutions’ Shareholder the number of shares of Common Stock of the Parent that such stockholder shall be entitled to receive as set forth in Section 2.04 (b) hereof.  To the extent that any certificates evidencing shares of Grow Solutions’ common stock were issued prior to the Effective Time, each such certificate or an affidavit and indemnification in form reasonably acceptable to counsel for the Parent stating that such stockholder has lost such certificate(s) must be surrendered or delivered to Parent, as the case may be, and all such shares shall be deemed at and after the Effective Time to have no value.

2.05 Effective Date of Merger. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article IV, the parties shall file the Certificate of Merger with the Secretary of State of the State of Delaware executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required thereunder. The Merger shall become effective at such date as the Certificate of Merger are duly filed with the Secretary of State of Delaware, or at such other time as is permissible in accordance with the DGCL and Grow Solutions shall agree (the time the Merger becomes effective being the “Effective Time of the Merger”). Parent shall use reasonable efforts to have the Closing Date and the Effective Time of the Merger to be the same day.

2.06 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL.

2.07 Articles of Incorporation; Bylaws; Purposes.

(a) The Articles of Incorporation of Grow  Solutions in effect immediately prior to the Effective Time of the Merger shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

(b) The Bylaws of Grow Solutions in effect at the Effective Time of the Merger shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

(c) The purposes of the Surviving Corporation and the total number of its authorized common stock shall be as set forth in the Certificate of Incorporation of the Parent in effect immediately prior to the Effective Time of the Merger until such time as such purposes and such number may be amended as provided in the Certificate of Incorporation of the Surviving Corporation and by applicable law.

ARTICLE III.

EFFECT OF THE MERGER ON THE COMMON STOCK

AND THE GOVERNANCE OF THE CONSTITUENT CORPORATIONS

3.01 Effect on Common Stock. As of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holders of the Grow Solutions’ Shares:

(a) Payment of Debts and Indemnification by Sole Officer. On the Closing Date, the Sole Officer shall pay those debts or obligations of the Parent not otherwise converted into shares of the Parent’s common stock and the Sole Officer shall provide an indemnification to Grow Solutions of up to Fifty Thousand Dollars ($50,000) to cover any obligations listed on the Parent’s financial statements or in its books and records at the Closing Date which are not paid on the Closing Date.  This indemnification shall be for a period of one year and any items presented after the one year will not be an obligation of the Sole Officer.  Additionally, the amounts shall specifically exclude the promissory note of one hundred fifty thousand dollars ($150,000) set forth in Section 8.10 hereof and the Sole Officer shall have no obligation to pay such note.

(b) Exchange. Each Grow Solutions’ Share issued and outstanding immediately prior to the Effective Time of the Merger shall be converted so that approximately one (1) share of Merger Sub’s Common Stock is issued for each one Grow Solutions’ Share held (the “Merger Consideration”) and shall subsequently be exchanged for Parent’s Common Stock at a ratio of one-to-one (1:1) (the “Exchange Ratio”). For purposes of illustration, Grow Solutions’ shareholders currently own 55,000,000 of Grow Solutions’ Shares which will be converted on a pro-rata basis in exchange for 55,000,000 of the Merger Sub’s Common Stock and subsequently 55,000,000 of the Parent’s Common Stock.

(c) Assumption. All options to purchase Grow Solutions’ Shares then outstanding, and all outstanding warrants to purchase Grow Solutions’ Shares then outstanding in each case whether vested or unvested, shall be assumed by Parent in accordance with Section 3.01(d) hereof.

(d) Stock Options and Warrants. Each outstanding option to purchase Grow Solutions’ Shares (each a “Stock Option”), and all outstanding warrants to purchase Grow Solutions’ Shares then outstanding, whether or not vested (each a “Warrant”), shall by virtue of the Merger be assumed by Parent. Each Stock Option and Warrant so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions of such options immediately prior to the Effective Time of the Merger (including, without limitation, any repurchase rights or vesting provisions and provisions regarding the acceleration of vesting on certain transactions), except that (i) each Stock Option and Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent’s Common Stock equal to the product of the number of Grow Solutions’ Shares that were issuable upon exercise of such Stock Option or Warrant immediately prior to the Effective Time of the Merger multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent’s Common Stock if the said product is equal to or less than the fraction of one-half (.5) of one share of Parent’s Common Stock or rounded up to the nearest whole number of shares of Parent’s Common Stock if the said product is greater than the fraction of one-half (.5) of one share of Parent’s Common Stock, and (ii) the per share exercise price for the shares of Parent’s Common Stock issuable upon exercise of such assumed Stock Option and Warrant will be equal to the quotient determined by dividing the exercise price per each Grow Solutions’ Share at which such Option and Warrant were exercisable immediately prior to the Effective Time of the Merger by the Exchange Ratio, rounded up to the nearest whole cent. Parent shall comply with the terms of all such Stock Options and Warrants and use its commercially reasonable best efforts to ensure, to the extent required by, and permitted under the Code or other relevant laws and regulations that any Stock Option that qualified for tax treatment under Section 424(b) of the Code prior to the Effective Time of the Merger continue to so qualify after the Effective Time of the Merger. Parent shall take all corporate actions necessary to reserve for issuance a sufficient number of shares of Parent’s Common Stock for delivery upon exercise of all Stock Options and Warrants.

(e) Fractional Stock. No fractional shares of Common Stock shall be issued in the Merger. If the product of the number of shares a Grow Solutions’ shareholder holds immediately prior to the Closing would result in the issuance of a fractional share of Merger Sub’s Common Stock, that product will be rounded down to the nearest whole number of shares of Merger Sub’s Common Stock if it is equal to or less than the fraction of one-half (.5) of one share or round up to the nearest whole number of shares of Merger Sub’s Common Stock if it is greater than the fraction of one-half (.5) of one share of Merger Sub’s Common Stock.

(f) Transaction Disclosure. The officers and directors of Parent existing prior to the Effective Time shall cooperate and sign an undertaking to assist the Surviving Corporation in all respects disclosing the transactions set forth herein and other information required by the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(g) No Further Certificates. There shall be no further transfer on the records of Grow Solutions of certificates representing Grow Solutions’ Shares and there shall be no further transfer on the records of the Merger Sub of certificates representing securities of the Merger Sub following the Effective Time of the Merger. If any certificate for shares of Common Stock is to be issued in a name other than that in which the certificate for Merger Sub’s or Grow Solutions’ securities surrendered for exchange is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the person requesting such exchange shall pay to Parent or its transfer agent any transfer or other taxes or other costs required by reason of the issuance of certificates for such shares of Common Stock in a name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of Parent or its transfer agent that all taxes have been paid.

(h) No Further Ownership Rights in Grow Solutions Shares. All shares of Common Stock of the Parent issued upon the surrender of Grow Solutions’ Shares in accordance with the terms of this Article III shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to Grow Solutions’ Shares.

(j) Governance. The Board of Directors of the Parent and Grow Solutions will have an identical composition with the same members sitting on each Board of Directors. Subject to annual shareholder votes, the composition of the Board of Directors of the Parent and Grow Solutions will remain identical thereafter.

ARTICLE IV.

CONDITIONS PRECEDENT TO THE OBLIGATION

OF GROW SOLUTIONS TO EFFECT THE MERGER

The obligation of Grow Solutions to effect the Merger is subject, at the option of Grow Solutions, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Grow Solutions and its shareholders in writing:

4.01 Representations and Covenants. The representations and warranties of the Parent, Merger Sub and Sole Officer contained in this Agreement shall be true in all respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Parent, Merger Sub and Sole Officer shall each have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by the Parent, Merger Sub and/or Sole Officer on or prior to the Closing Date.

4.02 Governmental Permits and Approvals in Corporate Resolutions. Any and all permits and approvals from any governmental or regulatory body required for the lawful consummation of the Closing shall have been obtained. The Boards of Directors and shareholders of Parent and Merger Sub shall have each approved the transactions contemplated by this Agreement, and Parent and Merger Sub shall have delivered to Grow Solutions resolutions by their respective Boards of Directors and shareholders each certified by an officer of Parent and Merger Sub, as applicable, authorizing the transactions contemplated by this Agreement.

4.03 Satisfactory Business Review. Grow Solutions and their representatives shall have completed the review of the business of Parent and Merger Sub and none of the information revealed thereby or in the financial statements included in the Parent SEC Documents (as defined herein) and/or delivered to Grow Solutions prior to the Closing Date has resulted in, or in the opinion of them may result in, an adverse change in the assets, properties, business, operations or condition (financial or otherwise) of Parent or Merger Sub.

4.04 No Material Adverse Change. Between the date of this Agreement and the Closing Date: (a) there shall have been no Material Adverse Change to Parent or Merger Sub or their respective business, financial position, or results of operation excluding events which affect companies businesses generally; (b) there shall have been no adverse federal, state, or local legislative or regulatory change affecting in any material respect the services, products or business of Parent or Merger Sub; and (c) none of the properties or assets of Parent or Merger Sub or its subsidiaries shall be damaged by fire, flood, casualty, act of God or the public enemy or other cause (regardless of insurance coverage for such damage) which damage may, in the opinion of Grow Solutions have a Material Adverse Effect on Parent or Merger Sub.

4.05 Litigation. No action, suit, or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body, to restrain, modify or prevent the carrying out of the transactions contemplated hereby, or to seek damages or a discovery order in connection with such transactions, or which has or may have, in the opinion of Grow Solutions, a Material Adverse Effect on the assets, properties, business, operations, or condition (financial or otherwise) of Parent or Merger Sub.

4.06 Review of Financial Statements. Grow Solutions’ designated representatives shall complete a satisfactory review of financial statements of Parent and Merger Sub immediately prior to Closing in accordance with the provisions herein.

4.07 Financial Condition. Merger Sub shall have no assets and no liabilities at the time of Closing.  To this end, all outstanding debt shall either be paid or converted into shares of the Parent’s common stock at a rate of $0.02 per share, unless such debt contains other conversion provisions.

4.08 Merger Sub Operations. Merger Sub shall have conducted no operations, had no activity and have not issued or undertaken any obligation to issue any securities of any nature other than in connection with the Merger as set forth herein.

4.09 Other Documents. Parent and Merger Sub shall have delivered such other documents, instruments, and certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement or which may reasonably be requested by Grow Solutions in furtherance of the provisions of this Agreement, including, but not limited to, the documents, instruments and certificates contained in Article V hereof.

4.10 Agreement. The officers of Parent and Merger Sub shall have delivered to Grow Solutions duly executed copies of this Agreement and the Certificate of Merger as required by applicable law.

4.11 Shareholder Approval. This Agreement and the transactions contemplated by this Agreement shall have been approved by the majority of the shareholders of Grow Solutions and one hundred percent (100%) of the shareholders of the Merger Sub.

4.12 Other Legal Requirements. All statutory and other legal requirements for the valid consummation of the Merger shall have been fulfilled. No law or regulation shall have passed or been enacted that would prevent the consummation of the transactions contemplated by this Agreement.

ARTICLE V.

DOCUMENTS TO BE DELIVERED TO GROW SOLUTIONS

BY PARENT AND MERGER SUB

5.01 Documents. The following documents shall be delivered to Grow Solutions by Parent and the Merger Sub prior to closing:

(a) Certified copies of resolutions of the Board of Directors of the Parent and Merger Sub, as well as the shareholder of Merger Sub, approving and authorizing the execution, delivery and performance of this Agreement and authorizing all of the necessary and proper action to enable Parent and Merger Sub to comply with the terms of this Agreement.

(b) The corporate book of Parent and Merger Sub, which may be delivered through electronic communications.

(c) A list of the authorized and outstanding securities of Parent and Merger Sub certified by their transfer agents.

(d) A list of the officers and directors of Parent and Merger Sub.

(e) Certified copies of the Articles of Incorporation and bylaws currently in effect of Parent and Merger Sub.

(f) Copies of all contracts, agreements or commitments in which Parent or Merger Sub is a party.

(g) A list of all fringe benefit plans and programs applying to employees of Parent and Merger Sub including but not limited to, pension, profit sharing, life insurance, medical, bonus, incentive and similar plans and the approximate annual cost of each.

(h) A list of all employees of Parent and Merger Sub.

(i) A list of all letters, patents, patent applications, inventions upon which patent application have not yet been filed, trade names, trademarks, trademark registrations and applications, copyrights, copyright registrations, both domestic and foreign presently owned by Parent and Merger Sub together with the corporate owner.

(j) Copies of all financing or loan agreements, mortgages or similar agreements to which Parent and Merger Sub are a party.

(k) Copies of all powers of attorney granted by Parent or Merger Sub.

(l) A list of any insurance policy owned by Parent or Merger Sub, with the name of the insurance carrier, the policy number, a brief description of the coverage, the annual premium, the corporate owner and any claims pending.

(m) Such other instruments and documents as are required to be delivered pursuant to the provisions of this Agreement or which may be requested by Grow Solutions prior to the Closing Date.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES

6.01 Representations and Warranties of Grow Solutions. Except as otherwise disclosed by Grow Solutions prior to the Closing Date, Grow Solutions represents and warrants to Parent as follows:

(a) Organization, Standing and Corporate Power. Grow Solutions is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite organizational power and authority to carry on its business as now being conducted. Grow Solutions is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect.

(b) Subsidiaries. None.

                 (c) Capital Structure. The issued and outstanding shares of Grow Solutions consists of 55,000,000 shares as listed on Grow Solutions’ books and records and set forth on Schedule I hereto. Grow Solutions has no other securities of any nature issued, reserved for issuance or outstanding. All outstanding Grow Solutions Shares are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights.  There are no outstanding (i) shares of capital stock or voting securities of Grow Solutions, (ii) securities of Grow Solutions convertible into or exchangeable for shares of capital stock or voting securities of Grow Solutions, (iii) options, warrants or other rights or arrangements to acquire from Grow Solutions, or other obligations or commitments of Grow Solutions to grant or issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in, Grow Solutions, (iv) restricted shares, restricted share units, stock appreciation rights, long term performance awards, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, Grow Solutions (the items in clauses (i)-(iv) being referred to collectively as the “Grow Solutions Securities”), (v) voting trusts, proxies or other similar agreements or understandings to which Grow Solutions is a party or by which Grow Solutions is bound with respect to the voting of any shares of capital stock of Grow Solutions, (vi) obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of Grow Solutions, or (vii)  obligations or commitments of any character of Grow Solutions or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of Grow Solutions Securities.  No Grow Solutions Securities are owned by any Subsidiary of Grow Solutions.

(d) Authority; Non-contravention. Grow Solutions has the requisite power and authority to enter into this Agreement and to consummate the Merger. The execution and delivery of this Agreement by Grow Solutions and the consummation by Grow Solutions of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grow Solutions. This Agreement has been duly executed and delivered by Grow Solutions and constitutes a valid and binding obligation of Grow Solutions, enforceable against Grow Solutions in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to loss of a material benefit under, or result in the creation of any material lien upon any of the properties or assets of Grow Solutions, except, with respect to this Agreement, for the filing of the Certificate of Merger with the Secretary of State of Delaware.

(f) Litigation; Labor Matters; Compliance with Laws.

(i) To the knowledge of Grow Solutions’ officers or directors, there is no suit, action or proceeding or investigation pending or threatened against or affecting Grow Solutions or any basis for any such suit, action, proceeding or investigation that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or prevent, hinder or materially delay the ability of Grow Solutions to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any governmental entity or arbitrator outstanding against Grow Solutions having, or which, insofar as reasonably could be foreseen by Grow Solutions, in the future could have, a Material Adverse Effect.

(ii) To the knowledge of Grow Solutions’ officers or directors, the conduct of the business of Grow Solutions complies with all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or arbitration awards applicable thereto.

(g)

Financial Statements.

(i)

Included in Grow Solutions’ schedules are the balance sheets of Grow Solutions as of December 31, 2014, and the related statements of operations, cash flows, and stockholders’ equity for the period from inception, to December 31, 2014, including the notes thereto.

(ii)

The financial statements delivered pursuant to Section 6.01(a) have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved.  The financial statements of Grow Solutions present fairly, as of their respective dates, the financial position of Grow Solutions.  Grow Solutions did not have, as of the date of any such balance sheets, except as and to the extent reflected or reserved against therein, any liabilities or obligations (absolute or contingent) which should be reflected in any financial statements or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein present fairly the assets of Grow Solutions, in accordance with generally accepted accounting principles.  The statements of revenue and expenses and cash flows present fairly the financial position and result of operations of Grow Solutions as of their respective dates and for the respective periods covered thereby.

(iii)

Grow Solutions has filed or will have filed as of the Closing Date all tax returns required to be filed by it from inception to the Closing Date.  All such returns and reports are accurate and correct in all material respects.  Grow Solutions has no material liabilities with respect to the payment of any federal, state, county, local, or other taxes (including any deficiencies, interest, or penalties) accrued for or applicable to the period ended on the date of the most recent unaudited balance sheet of Grow Solutions, except to the extent reflected on such balance sheet and adequately provided for, and all such dates and years and periods prior thereto and for which Grow Solutions may at said date have been liable in its own right or as transferee of the assets of, or as successor to, any other corporation or entity, except for taxes accrued but not yet due and payable, and to Grow Solutions’ knowledge no deficiency assessment or proposed adjustment of any such tax return is pending, proposed or contemplated.  Proper and accurate amounts of taxes have been withheld by or on behalf of Grow Solutions with respect to all material compensation paid to employees of Grow Solutions for all periods ending on or before the date hereof, and all deposits required with respect to compensation paid to such employees have been made, in complete compliance with the provisions of all applicable federal, state, and local tax and other laws.  To Grow Solutions’ knowledge, none of such income tax returns has been examined or is currently being examined by the Internal Revenue Service, and no deficiency assessment or proposed adjustment of any such return is pending, proposed, or contemplated. Grow Solutions has not made any election pursuant to the provisions of any applicable tax laws (other than elections that relate solely to methods of accounting, depreciation, or amortization) that would have a material adverse affect on Grow Solutions, its financial condition, its business as presently conducted or proposed to be conducted, or any of its properties or material assets.  There are no tax liens upon any of the assets of Grow Solutions.  There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of Grow Solutions.

(iv)

The books and records, financial and otherwise, of Grow Solutions are in all material respects complete and correct and have been maintained in accordance with sound business and bookkeeping practices so as to accurately and fairly reflect, in reasonable detail, the transactions and dispositions of the assets of Grow Solutions, and Grow Solutions have maintained a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions have been and are executed in accordance with management's general or specific authorization; (b) transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements and to maintain accountability for assets; (c) access to assets is permitted only in accordance with management's general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

(h)

Outstanding Warrants and Options.  Grow Solutions has no issued warrants or options, calls, or commitments of any nature relating to the authorized and unissued Grow Solutions’ Common Stock.

(i)

Information.  The information concerning Grow Solutions set forth in this Agreement and in the schedules delivered by Grow Solutions pursuant hereto is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.  Grow Solutions shall cause the schedules delivered by Grow Solutions pursuant hereto to Parent hereunder to be updated after the date hereof up to and including the Closing Date.

(j)

Absence of Certain Changes or Events.  Except as set forth in this Agreement since the date of the most recent Grow Solutions balance sheet described in Section 6.01 and included in the information referred to in Section 6.01:

(i)

There has not been (1) any material adverse change in the business, operations, properties, level of inventory, assets, or condition of Grow Solutions or (2) any damage, destruction, or loss to Grow Solutions materially and adversely affecting the business, operations, properties, assets, or conditions of Grow Solutions.

(ii)

Grow Solutions has not (1) amended its articles of incorporation or bylaws; (2) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (3) waived any rights of value which in the aggregate are extraordinary and material considering the business of Grow Solutions; (4) made any material change in its method of accounting; (5) entered into any other material transactions other than those contemplated by this Agreement; (6) made any material accrual or material arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; or (7)  made any material increase in any profit-sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with their officers, directors, or employees;

(iii)

Grow Solutions has not (1) granted or agreed to grant any options, warrants, or other rights for its stocks, bonds, or other corporate securities calling for the issuance thereof; (2) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (3) paid any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent Grow Solutions balance sheet and current liabilities incurred since that date in the ordinary course of business; (4) sold or transferred, or agreed to sell or transfer, any of its material assets, properties, or rights, or agreed to cancel, any material debts or claims; (5) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of Grow Solutions; or (6) issued, delivered, or agreed to issue or deliver any stock, bonds, or other corporate securities including debentures (whether authorized and unissued or held as treasury stock); and

(iv)

To the best knowledge of Grow Solutions, it has not become subject to any law or regulation which materially and adversely affects, or in the future would be reasonably expected to adversely affect, the business, operations, properties, assets, or condition of Grow Solutions.

(k)

Title and Related Matters.  Except as provided herein or disclosed in the most recent Grow Solutions balance sheet and the notes thereto, Grow Solutions has good and marketable title to all of its properties, inventory, interests in properties, technology, whether patented or un-patented, and assets, which are reflected in the most recent Grow Solutions balance sheet or acquired after that date (except properties, interests in properties, and assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all mortgages, liens, pledges, charges, or encumbrances, except (i) statutory liens or claims not yet delinquent; and (ii) such imperfections of title and easements as do not, and will not, materially detract from, or interfere with, the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties. To the best knowledge of Grow Solutions, its technology does not infringe on the copyright, patent, trade secret, know-how, or other proprietary right of any other person or entity and comprises all such rights necessary to permit the operation of the business of Grow Solutions as now being conducted or as contemplated.

(l)

Material Contract Defaults.  Grow Solutions is not in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets, or condition of Grow Solutions, and there is no event of default or other event which, with notice or lapse of time or both, would constitute a default in any material respect under any such contract, agreement, lease, or other commitment in respect of which Grow Solutions has not taken adequate steps to prevent such a default from occurring.

(m)

Governmental Authorizations.  Grow Solutions has all licenses, franchises, permits, and other governmental authorizations that are legally required to enable it to conduct its business in all material respects as conducted on the date of this Agreement.  Except for compliance with federal and state securities and corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by Grow Solutions of this Agreement and the consummation by Grow Solutions of the transactions contemplated hereby.

(n)

Compliance With Laws and Regulations.  Grow Solutions has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of Grow Solutions or except to the extent that noncompliance would not result in the occurrence of any material liability for Grow Solutions. To the best knowledge of Grow Solutions, the consummation of this transaction will comply with all applicable statutes and regulations, subject to the preparation and filing of any forms required by state and federal security laws.

(o)

Certain Activities.  Grow Solutions has not, directly or indirectly, engaged in or been a party to any of the following activities:

Bribes, kickbacks or gratuities to any person or entity, including domestic or foreign government officials or any other payments to any such persons or entity, whether legal or not legal, to obtain or retain business or to receive favorable treatment of any nature with regard to business (excluding commissions or gratuities paid or given in full compliance with applicable law and constituting ordinary and necessary expenses incurred in carrying on its business in the ordinary course);

Contributions (including gifts), whether legal or not legal, made to any domestic or foreign political party, political candidate or holder of political office;

Holding of or participation in bank accounts, funds or pools of funds created or maintained in the United States or any foreign country, without being reflected on the corporate books of account, or as to which receipts or disbursements therefrom have not been reflected on such books, the purpose of which is to obtain or retain business or to receive favorable treatment with regard to business;

Receiving or disbursing monies, the actual nature of which has been improperly disguised or intentionally misrecorded on or improperly omitted from the corporate books of account;

Paying fees to domestic or foreign consultants or commercial agents which exceed the reasonable value of the ordinary and customary consulting and agency services purported to have been rendered;

Participating in any manner in any activity which is illegal under the international boycott provisions of the Export Administration Act, as amended, or the international boycott provisions of the Internal Revenue Code, or guidelines or regulations thereunder; and

Making or permitting unlawful charges, mischarges or defective or fraudulent pricing under any contract or subcontract under a contract with any department, agency or subdivision thereof, of the United States government, state or municipal government or foreign government.

(p)

Investment Intent.  The shareholders of Grow Solutions are taking the Parents’ common stock for their own account and for investment, with no present intention of dividing their interest with others or of reselling or otherwise disposing of all or any portion of the Parents’ common stock other than pursuant to available exemptions under applicable securities laws.  Grow Solutions Shareholders do not intend to sell the Parents’ common stock, either currently or after the passage of a fixed or determinable period of time or upon the occurrence or non-occurrence of any predetermined event or circumstance.  Grow Solutions Shareholders have no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for, or which is likely to compel, a disposition of the Parents’ common stock.  Grow Solutions Shareholders are not aware of any circumstances presently in existence which are likely in the future to prompt a disposition of the Parents’ common stock.  Grow Solutions Shareholders possess the experience in business in which OCIS is involved necessary to make an informed decision to acquire the Parents’ common stock and Grow Solutions Shareholders have the financial means to bear the economic risk of the investment in the Parents’ common stock as of the Closing Date.  Grow Solutions Shareholders have been represented by legal counsel and have consulted with financial advisors to the extent they deemed necessary.  Grow Solutions Shareholders have received and read Parents’ SEC Reports, financial statements, and any additional information they have requested.  Grow Solutions Shareholders have had the opportunity to ask questions of the directors and officers of Parent.

(q)

Disclosure Information.  Grow Solutions believes it has received all the information Grow Solutions considers necessary or appropriate for deciding whether or not to enter into this Agreement.  Grow Solutions further represent that it has had an opportunity to ask questions and receive answers from Parent regarding the terms and conditions of Parent.

(r)

Available Funds.  Grow Solutions has raised a minimum of $1,250,000 since October 1, 2015.

6.02 Representations and Warranties of Parent, Merger Sub and Sole Officer. Except as set forth in the disclosure schedule delivered by Parent to Grow Solutions at the time of execution of this Agreement, Parent, Merger Sub and Sole Officer each represent and warrant to Grow Solutions as follows:

(a) Organization, Standing and Corporate Power. Parent and Merger Sub are (or at Closing will be) duly incorporated, validly existing and in good standing under the laws of the State of Nevada and the State of Delaware, respectively, and each has the requisite corporate power and authority to carry on its business as now being conducted. Parent and Merger Sub are duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect with respect to Parent.

(b) Subsidiaries.

(i) The Parent has no Subsidiaries other than the Merger Sub. Merger Sub is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. The Merger Sub was formed solely to effectuate the Merger and has not conducted any business operations since its organization. The Parent has delivered or made available to Grow Solutions complete and accurate copies of the charter, bylaws or other organizational documents of the Merger Sub. The Merger Sub has no assets, it has no liabilities or other obligations, and it is not in default under or in violation of any provision of its charter, bylaws or other organizational documents. All shares of the Merger Sub are owned by the Parent free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), claims, security interests, options, warrants, rights, contracts, calls, commitments, equities and demands. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Parent or the Merger Sub is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of the Merger Sub (except as contemplated by this Agreement). There are no outstanding stock appreciation, phantom stock or similar rights with respect to the Merger Sub. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of the Merger Sub.

(ii) At all times from Parent’s inception through the date of this Agreement, the business and operations of the Parent have been conducted exclusively through the Parent.

(iii) The Parent does not control directly or indirectly or have any direct or indirect participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association which is not a Subsidiary.

(c) Capital Structure. The authorized capital stock of Parent consists of (i) 100,000,000 shares of common stock, $0.001 par value, of which 418,895 shares are issued and outstanding as of the date hereof, (ii) 25,000,000 shares of preferred stock, $0.001 par value, of which no shares are issued and outstanding as of the date hereof. Except as listed on Schedule 6.02(c), there are no outstanding bonds, debentures, notes or other indebtedness or other securities of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Parent may vote. Except as listed on Schedule 6.02(c), there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent is a party or by which it is bound obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional Common Stock of Parent or other equity or voting securities of Parent or obligating Parent to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.  There are no outstanding contractual obligations, commitments, understandings or arrangements of Parent to repurchase, redeem or otherwise acquire or make any payment in respect of any Common Stock of the Parent or any other securities of Parent. There are no agreements or arrangements pursuant to which Parent is or could be required to register Parent’s Common Stock or other securities under the Securities Act or other agreements or arrangements with or among any holders of Parent or with respect to any securities of Parent. The official shareholders report delivered to Grow Solutions from Parent’s transfer agent is complete and accurate in all respects.

(d) Authority; Non-contravention. Parent, the Merger Sub and the Sole Officer have all requisite authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been (or at Closing will have been) duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by and constitutes a valid and binding obligation of Parent, Merger Sub and the Sole Officer, enforceable in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of Parent or Merger Sub under, (i) the Articles of Incorporation or bylaws of Parent or Merger Sub or the comparable charter or organizational documents of any other Subsidiary of Parent or Merger Sub, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent, Merger Sub or their respective properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to Parent, Merger Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or liens that individually or in the aggregate could not have a Material Adverse Effect with respect to Parent or Merger Sub or could not prevent, hinder or materially delay the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any governmental entity is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub, as the case may be, of any of the transactions contemplated by this Agreement, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, as required, and such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices as may be required under the “blue sky” laws of various states.

(f) SEC Documents; Undisclosed Liabilities. Since January 1, 2013, Parent has filed all reports, schedules, forms, statements and other documents as required by the U.S. Securities and Exchange Commission (the “SEC”) and Parent has delivered or made available to Grow Solutions, or such documents are available through the SEC Edgar System, all reports, schedules, forms, statements and other documents filed with the SEC since January 1, 2013, (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Parent SEC Documents”). The Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC documents, and none of the Parent SEC Documents (including any and all consolidated financial statements included therein) as of such date contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent revised or superseded by a subsequent filing with the SEC (a copy of which has been provided to Grow Solutions prior to the date of this Agreement), none of the Parent SEC Documents contains any untrue statement of a material fact or omits to state any material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Parent included in such Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of operations and changes in cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments as determined by Parent’s independent accountants). Except as set forth in the Parent SEC Documents, at the date of the most recent audited financial statements of Parent included in the Parent SEC Documents, neither Parent nor any of its subsidiaries had, and since such date neither Parent nor any of such subsidiaries has incurred, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to Parent.

(g) Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Documents, since the date of the most recent financial statements included in the Parent SEC Documents, Parent and Merger Sub have conducted their business only in the ordinary course consistent with past practice in light of its current business circumstances, and there is not and has not been: (i) any Material Adverse Change with respect to Parent or Merger Sub; (ii) any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or give rise to a Material Adverse Change with respect to Parent or Merger Sub; (iii) any event which, if it had taken place following the execution of this Agreement, would not have been permitted by Section 7.01 without the prior consent of Grow Solutions; or (iv) any condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement.

(g) Litigation; Labor Matters; Compliance with Laws.

(i) There is no suit, action or proceeding or investigation pending or threatened against or affecting Parent, Merger Sub or Sole Officer or any basis for any such suit, action, proceeding or investigation that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to Parent or Merger Sub or prevent, hinder or materially delay the ability of Parent, Merger Sub or Sole Officer to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any governmental entity or arbitrator outstanding against Parent or Merger Sub having, or which, insofar as reasonably could be foreseen by Parent or Merger Sub, in the future could have, any such effect.

(ii) Parent and Merger Sub are not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor is there any strike, work stoppage or other labor dispute involving it pending or, to its knowledge, threatened, any of which could have a Material Adverse Effect with respect to Parent.

(iii) The conduct of the business of Parent and Merger Sub complies with all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or arbitration awards applicable thereto.

(h) Tax Returns and Tax Payments. Since January 1, 2013, Parent and Merger Sub have timely filed all tax returns required to be filed by them, have paid all taxes shown thereon to be due and have provided adequate reserves in their financial statements for any taxes that have not been paid, whether or not shown as being due on any returns. No material claim for unpaid taxes have been made or become a lien against the property of Parent or Merger Sub or is being asserted against Parent or Merger Sub, no audit of any tax return of Parent or Merger Sub is being conducted by a tax authority, and no extension of the statute of limitations on the assessment of any taxes has been granted by Parent or Merger Sub and is currently in effect.

(i) Environmental Matters. Parent and Merger Sub are in compliance with all applicable Environmental Laws except for such violation thereof would not have a Material Adverse Effect. “Environmental Laws” means all applicable federal, state and local statutes, rules, regulations, ordinances, orders, decrees and common law relating in any manner to contamination, pollution or protection of human health or the environment, and similar state laws.

(j) Material Contract Defaults. Except for those certain notes identified in Schedule 6.02(c) or contained in Parent’s most recent financial statement, Parent, Merger Sub and Sole Officer are not, or have not, received any notice or have any knowledge that any other party is, in default in any respect under any Material Contract; and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a material default.  For purposes of this Agreement, a “Material Contract” means any contract, agreement or commitment that is effective as of the Closing Date to which Parent or Merger Sub is a party (i) with expected receipts or expenditures in excess of $100,000, (ii) requiring Parent or Merger Sub to indemnify any person, (iii) granting exclusive rights to any party, (iv) evidencing indebtedness for borrowed or loaned money in excess of $100,000 or more, including guarantees of such indebtedness, or (v) which, if breached by Parent or Merger Sub in such a manner would (A) permit any other party to cancel or terminate the same (with or without notice of passage of time) or (B) provide a basis for any other party to claim money damages (either individually or in the aggregate with all other such claims under that contract) from Parent or Merger Sub or (C) give rise to a right of acceleration of any material obligation or loss of any material benefit under any such contract, agreement or commitment.

(k) Properties. Parent and Merger Sub have good, clear and marketable titles to all the tangible properties and tangible assets reflected in the latest balance sheet as being owned by Parent or Merger Sub or acquired after the date thereof which are, individually or in the aggregate, material to Parent’s or Merger Sub’s business (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all material liens.

(l) Trademarks and Related Contracts.

(i) Except as disclosed in this Agreement, Parent or Merger Sub (i) owns or has the right to use, free and clear of all Liens, claims and restrictions, all patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect to the foregoing used in or necessary for the conduct of its business as now conducted or proposed to be conducted without infringing upon or otherwise acting adversely to the right or claimed right of any Person under or with respect to any of the foregoing and (ii) is not obligated or under any liability to make any payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any patent, trademark, service mark, trade name, copyright or other intangible asset, with respect to the use thereof or in connection with the conduct of its business or otherwise.

(ii) Parent or Merger Sub owns and has the unrestricted right to use all trade secrets, if any, including know-how, negative know-how, formulas, patterns, programs, devices, methods, techniques, inventions, designs, processes, computer programs and technical data and all information that derives independent economic value, actual or potential, from not being generally known by competitors (collectively, “intellectual property”) required for or incident to the development, operation and sale of all products and services sold by Parent, free and clear of any right, Lien or claim of others; provided, however, the possibility exists that other Persons, completely independent of Parent, Merger Sub or its employees or agents, could have developed intellectual property similar or identical to that of Parent or Merger Sub. Except as disclosed in the Agreement, the officers and directors of Parent and Merger Sub are not aware of any such development of substantially identical trade secrets or technical information by others.

(m) Certain Employee Payments. Parent and Merger Sub are not parties to any employment agreement which could result in the payment to any current, former or future director or employee of Parent or Merger Sub of any money or other property or rights or accelerate or provide any other rights or benefits to any such employee or director as a result of the transactions contemplated by this Agreement, whether or not (i) such payment, acceleration or provision would constitute a “parachute payment” (within the meaning of Section 280G of the Code), or (ii) some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

(n) Financial Statements. The audited financial statements and unaudited interim financial statements of the Parent included in the SEC Documents (i) complied as to form in all material respects with applicable accounting requirements and, as appropriate, the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (iii) fairly present the consolidated financial condition, results of operations and cash flows of the Parent as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of the Parent.

(o) Undisclosed Liabilities. Neither of the Parent nor the Merger Sub has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the balance sheet contained in the most recent Form 10-Q filed with the SEC, (b) liabilities which have arisen since the date of the balance sheet contained in the most recent Form 10-Q filed with the SEC in the ordinary course of business which do not exceed $5,000.00 in the aggregate and (c) contractual and other liabilities incurred in the ordinary course of business which are not required by GAAP to be reflected on a balance sheet.

(p) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Parent or the Merger Sub.

(q) Certain Business Relationships with Affiliates. No Affiliate of the Parent or of the Merger Sub (a) owns any property or right, tangible or intangible, which is used in the business of the Parent or Merger Sub, (b) has any claim or cause of action against the Parent or Merger Sub, or (c) owes any money to, or is owed any money by, the Parent or Merger Sub.

ARTICLE VII.

COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO MERGER

7.01 Conduct of Parent and Merger Sub. From the date of this Agreement and until the Effective Time, or until the prior termination of this Agreement, the Parent and Merger Sub shall not, unless mutually agreed to in writing:

(a) engage in any transaction, except in the normal and ordinary course of business, or create or suffer to exist any lien or other encumbrance upon any of their respective assets or which will not be discharged in full prior to the Effective Time;

(b) sell, assign or otherwise transfer any of their assets, or cancel or compromise any debts or claims relating to their assets, other than for fair value, in the ordinary course of business, and consistent with past practice;

(c) (i) directly or indirectly redeem, purchase or otherwise acquire to redeem, purchase or otherwise acquire any shares of Parent or Merger Sub Common Stock; (ii) issue or agree to issue any additional shares of, or options, warrants rights of any kind to acquire any shares of Parent or Merger Sub Common Stock; or (iii) amend its certificate of incorporation or bylaws, or split, combine or reclassify the outstanding Common Stock of Parent or Merger Sub or declare, set aside or pay any dividend payable in cash, stock or property or make any distribution with respect to any such stock.

(d) fail to use reasonable efforts to preserve intact their present business organizations, keep available the services of their employees and preserve its material relationships with customers, suppliers, licensors, licensees, distributors and others, to the end that its good will and on-going business not be impaired prior to the Effective Time;

(e) except for matters related to complaints by former employees related to wages, suffer or permit any Material Adverse Change to occur with respect to Parent and Merger Sub or their respective business or assets; or

(f) make any material change with respect to their business in accounting or bookkeeping methods, principles or practices, except as required by GAAP.

ARTICLE VIII.

ADDITIONAL AGREEMENTS

8.01 Access to Information; Confidentiality.

(a) Each party hereto shall, and shall cause its officers, employees, counsel, financial advisors and other representatives to, afford to any other party and its representatives reasonable access during normal business hours during the period prior to the Effective Time of the Merger to its properties, books, contracts, commitments, personnel and records and, during such period, the parties shall, and shall cause each of its officers, employees and representatives to, furnish promptly to any other party all information concerning its business, properties, financial condition, operations and personnel as such other party may from time to time reasonably request. For the purposes of determining the accuracy of the representations and warranties of each party set forth herein and compliance by each party of its obligations hereunder, during the period prior to the Effective Time of the Merger, each party shall provide each other party and its representatives with reasonable access during normal business hours to its properties, books, contracts, commitments, personnel and records as may be necessary to enable each party to confirm the accuracy of the representations and warranties of each other party set forth herein and compliance by each party of their obligations hereunder, and, during such period, cause its, officers, employees and representatives to, furnish promptly to each party upon its request (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties, financial condition, operations and personnel as such other party may from time to time reasonably request. Except as required by law, each party will hold, and will cause its respective directors, officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information concerning another party in strict confidence.

(b) No investigation pursuant to this Section 8.01 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

8.02 Commercially Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement. The parties hereto will use their commercially reasonable best efforts and cooperate with one another (i) in promptly determining whether any filings are required to be made or consents, approvals, waivers, permits or authorizations are required to be obtained (or, which if not obtained, would result in an event of default, termination or acceleration of any agreement or any put right under any agreement) under any applicable law or regulation or from any governmental authorities or third parties, including parties to loan agreements or other debt instruments and including such consents, approvals, waivers, permits or authorizations as may be required to transfer the assets and related liabilities of Grow Solutions to the Surviving Corporation in the Merger, in connection with the transactions contemplated by this Agreement, and (ii) in promptly making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, permits or authorizations. The parties hereto shall mutually cooperate in order to facilitate the achievement of the benefits reasonably anticipated from the Merger.

8.03 Public Announcements. The parties hereto will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or court process. The parties have to agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof except as may be required by applicable law or court process.

8.04 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

8.05 Payment of Liabilities. Recognizing the need to extinguish all existing liabilities of Parent and Merger Sub prior to the Merger, Grow Solutions has indicated it will not enter into this Agreement unless Parent and Merger Sub have arranged for the payment and discharge of all of Parent’s and Merger Sub’s liabilities, contingent or otherwise, including all of Parent’s and Merger Sub’s accounts payable totaling approximately $190,000, including any outstanding legal fees incurred prior to the Closing Date.  The amount paid shall be exclusive of the one hundred fifty thousand dollar ($150,000) note set forth in Section 8.10 hereof. Accordingly, Parent and Merger Sub shall arrange for the payment and discharge of all such liabilities.  In connection with the payment of any outstanding debt, including notes, Parent may convert such debt or notes into shares of Parent’s common stock at the rate of $0.02 per share provided on the Effective Date, there will be no more than 1,650,000 shares issued on such conversation and when combined with the current issued and outstanding shares, there will be no more than 2,068,895 shares issued and outstanding and before giving effect to the issuance of the shares of the Parent’s common stock as contemplated by this Agreement to the Grow Solutions’ shareholders.

8.06 No Solicitation. No party shall authorize or permit any of its officers, directors, agents, representatives, or advisors to (a) solicit, initiate or encourage or take any action to facilitate the submission of inquiries, proposals or offers from any person relating to any matter concerning any merger, consolidation, business combination, recapitalization or similar transaction involving Grow Solutions, Parent or Merger Sub, other than the transaction contemplated by this Agreement or any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or delay the Merger or which would or could be expected to dilute the benefits to Grow Solutions of the transactions contemplated hereby. The parties hereto will immediately cease and cause to be terminated any existing activities, discussions and negotiations with any parties conducted heretofore with respect to any of the foregoing.

8.07 Sales of Securities Under Rule 144, If Applicable.

(a) Parent will use its commercially reasonable best efforts to at all times satisfy the current public information requirements of rule 144 promulgated under the Securities Act so that its stockholders can sell restricted securities that have been held for one year or more or such other restricted period as required by rule 144 as it is from time to time amended.

(b) Upon being informed in writing by any person holding restricted stock of Parent as of the date of this Agreement that such person intends to sell any shares under rule 144 promulgated under the Securities Act (including any rule adopted in substitution or replacement thereof), Parent will certify in writing to such person that it is in compliance with rule 144 current public information requirement to enable such person to sell such person’s restricted stock under rule 144, as may be applicable under the circumstances.

(c) If any certificate representing any such restricted stock is presented to Parent’s transfer agent for registration or transfer in connection with any sales theretofore made under rule 144, provided such certificate is duly endorsed for transfer by the appropriate person(s) or accompanied by a separate stock power duly executed by the appropriate person(s) in each case with reasonable assurances that such endorsements are genuine and effective, and is accompanied by an opinion of counsel satisfactory to Parent and its counsel that such transfer has complied with the requirements of rule 144, as the case may be, Parent will promptly instruct its transfer agent to register such transfer and to issue one or more new certificates representing such shares to the transferee and, if appropriate under the provisions of rule 144, as the case may be, free of any stop transfer order or restrictive legend.  The provisions of this Section 8.07 shall survive the Closing and the consummation of the transactions contemplated by this Agreement for a period of two years.

8.08 The Acquisition of Parent Common Stock.  Parent and Grow Solutions understand and agree that the consummation of this Agreement including the issuance of the Parent Common Stock to Grow Solutions shareholders in exchange for the Grow Solutions stock as contemplated hereby, constitutes the offer and sale of securities under the Securities Act and applicable state statutes.  Parent and Grow Solutions agree that such transactions shall be consummated in reliance on exemptions from the registration and prospectus delivery requirements of such statutes which depend, among other items, on the circumstances under which such securities are acquired.

(a)

In connection with the transaction contemplated by this Agreement, Grow Solutions and Parent shall each file, with the assistance of the other and their respective legal counsel, such notices, applications, reports, or other instruments as may be deemed by them to be necessary or appropriate in an effort to document reliance on such exemptions, and the appropriate regulatory authority in the states where the shareholders of Grow Solutions reside unless an exemption requiring no filing is available in such jurisdictions, all to the extent and in the manner as may be deemed by such parties to be appropriate.

(b)

In order to more fully document reliance on the exemptions as provided herein, Grow Solutions, the shareholders of Grow Solutions, and Parent shall execute and deliver to the other, at or prior to the Closing, such further letters of representation, acknowledgment, suitability, or the like as Parent or Grow Solutions and their respective counsel may reasonably request in connection with reliance on exemptions from registration under such securities laws.

           8.09 Registration Rights Agreement. Parent shall enter into a separate piggy back registration rights agreement with all convertible debt holders, or their successors or assigns, providing for the right to “piggy back” upon any registration statement filed within the next twelve months by Parent.

           8.10 Loan, Use of Loan Proceeds and Existing Debt.  On the execution of this Agreement, Grow Solutions shall itself, or arrange with another party, to provide a loan to the Parent in the amount of $150,000 which will be used for the purpose of paying existing debts of the Company, specifically, a loan from the Sole Officer.  Upon receipt of the funds from the loan, Parent will immediately pay off the loan from the Sole Officer.  The loan received shall be in substantially similar form to the one attached hereto as exhibit “B,” and contain a convertible feature allowing the underlying promissory note to be converted into shares of the Parent at $0.02 per share any time following the closing of the proposed merger with Grow Solutions. All funds received through the promissory note shall be used to pay the existing notes of Parent with it understood those notes are owed to the Sole Officer and will be paid on the signing of this Agreement and delivery of funds.   All other debts of the Parent are listed on its most recent balance sheet and will be paid by the Sole Officer or converted into shares of common stock at the rate of $0.02 of debt for one share of the Parents’ common stock up to 1,650,000 shares.

           8.11 Designation of and Resignations of Directors and Officers.  On the Closing Date, (a) Ed Bailey shall resign from his position as sole director and officer of the Parent and Jeffrey Beverly will be appointed to the Company’s board of directors.

           8.12 Consolidation/Reverse Split.  The Parent hereby agrees that it will not engage in any consolidation or reverse split of its shares of Common Stock for a period of one year from the closing date of this Agreement.  This Section 8.12 shall survive the closing or termination of this Agreement for a period of one year.

           8.13 Expenses of Annual Report on Form 10-K Filing and Audit.  All costs related to the upcoming audit of the Parent and annual report on Form 10-K for the period ended December 31, 2014 shall be borne by the ongoing business and not required to be paid by the Parent prior to Closing nor be an obligation of the Sole Officer. Grow Solutions shall agree to advance any and all costs of the audit fees prior to Closing up to $3,500. This Section 8.13 shall survive the closing or termination of this Agreement.

ARTICLE IX.

TERMINATION, AMENDMENT AND WAIVER

          9.01 Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Time of the Merger in the event of any of the following:

(a) by mutual written consent of Parent, Merger Sub, Sole Officer and Grow Solutions;

(b) by any party hereto, if any governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable;

(c) by any party hereto, if the Merger shall not have been consummated on or before February 16, 2015 (other than as a result of the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or prior to the Effective Time of the Merger);

(d) by Grow Solutions, if a Material Adverse Change shall have occurred, since the time in which the due diligence and other financial documentation was originally delivered to Grow Solutions and the Closing Date;

(e) by Parent, Merger Sub or the Sole Officer, if Grow Solutions willfully fails to perform in any material respect any of its material obligations under this Agreement, including Grow Solutions not having raised a minimum of $1,250,000 by February 16, 2015;

(f) by Grow Solutions, if Parent, Merger Sub or Sole Officer willfully fails to perform in any material respect any of their respective obligations under this Agreement; and

(g) by Grow Solutions if the due diligence investigation by Grow Solutions of the Parent and Merger Sub is not satisfactory to Grow Solutions in its sole discretion; provided that, termination by Grow Solution shall not affect the prior letter of intent entered into by Grow Solutions, Parent and the Sole Officer or any deposits thereunder.

9.02 Effect of Termination. In the event of termination of this Agreement by any party as provided in Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any party, other than the provisions of Section 8.01 and Section 10.02.

9.03 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

9.04 Extension; Waiver. Subject to Section 8.02 at any time prior to the Effective Time of the Merger, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the agreements or conditions contained in this Agreement.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

9.05 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 9.01, an amendment of this Agreement pursuant to Section 9.03 or an extension or waiver of this Agreement pursuant to Section 9.04 shall, in order to be effective, require in the case of Parent, Merger Sub or Grow Solutions, action by the corporation’s Board of Directors and in the case of the Sole Officer, written authorization.

9.06 Return of Documents. In the event of termination of this Agreement for any reason, the parties will return to the other applicable party all of the other party’s documents, work papers, and other materials (including copies) relating to the transactions contemplated in this Agreement, whether obtained before or after execution of this Agreement. The parties will not use any information so obtained from the other party for any purpose and will take all reasonable steps to have such other party’s information kept confidential.

ARTICLE X.

INDEMNIFICATION AND RELATED MATTERS

10.01 Survival of Representations and Warranties. The representations and warranties of the parties made in Article VI of this Agreement shall not survive beyond the one-year anniversary of the Effective Time.

10.02 Indemnification by the Majority Stockholder. Pursuant to Section 3.01 hereof, the Sole Officer shall indemnify the Parent, Merger Sub, Grow Solutions and the Surviving Corporation in respect of, and hold it harmless against liability up to fifty thousand dollars ($50,000) reflected on the books and records or financial statements of the Parent and not paid or converted into Parent’s Common Stock on the Effective Date, exclusive of the note set forth in Section 8.10 hereof and the expenses of the annual report on Form 10-K and the annual audit set forth in Section 8.05 hereof.  This indemnification shall survive the closing of this Agreement for a period of one year.

10.03 Notice of Indemnification. In the event that the Indemnitee shall threaten, assert or institute against the Sole Officer any claim or demand in respect of which payment may be sought, including, without limitation, pursuant to Section 10.02 hereof, the Indemnitee shall promptly cause written notice of the assertion of any such claim or demand (an “Indemnity Claim”) of which it has knowledge to be forwarded to the Sole Officer in accordance with Section 11.01.  Any notice of an Indemnity Claim shall state specifically the provision with respect to which the Indemnity Claim is made, the facts giving rise to such alleged basis for the Indemnity Claim, and the amount of the liability asserted against the Sole Officer.  Within ten (10) days of the receipt of such written notice, the Sole Officer shall notify the Indemnitee in writing of his intent to contest the Indemnity Claim or to accept liability thereunder. In the event that no written notice is received by the Indemnitee within ten (10) days of the original receipt by the Sole Officer of the written notice of the Indemnity Claim, the Sole Officer hereby acknowledge and agree to accept liability as proposed in the Indemnity Claim.

ARTICLE XI.

CONDITIONS PRECEDENT

The obligations of Parent and Grow Solutions under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

           11.01 Audit.  The Closing shall take place at such time and place on the earlier of (i) 60 days from February 16, 2015 or (ii) the completion of the Grow Solutions year end audit for the year ended December 31, 2014.

ARTICLE XII.

GENERAL PROVISIONS

12.01 Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the first business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

(a) if to Parent or Merger Sub prior to the Effective Time, to:

Light Touch Vein & Laser, Inc.

4492 South Enclave Vista Lane

Holladay, UT 84124

(b) if to Parent or Merger Sub after the Effective Time, to:

Light Touch Vein & Laser, Inc.

C/O Grow Solutions, Inc.

641 Lexington Avenue

New York, NY 10022

with a copy to (which shall not constitute notice):

Lucosky Brookman LLP

101 Wood Avenue South, 5th Floor

Woodbridge, NJ 08830

(c) if to Grow Solutions and/or the Surviving Corporation to:

Grow Solutions, Inc.

641 Lexington Avenue

New York, NY 10022

with a copy to (which shall not constitute notice):

Lucosky Brookman LLP

101 Wood Avenue South, 5th Floor

Woodbridge, NJ 08830

(d) if to Sole Officer to:

Edward Bailey

4492 South Enclave Vista Lane

Holladay, UT 84124

12.02 Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

12.03 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the other agreements referred to herein constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement is not intended to confer upon any person other than the parties any rights or remedies.

12.04 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah without regard to principles of conflicts of laws. Any action brought by either party hereto against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of Utah or in the federal courts located in the state of Utah. The parties to this Agreement hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. The parties hereto agree to submit to the in person am jurisdiction of such courts and hereby irrevocably waive trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs.

12.05 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

12.06 Further Assurances. From time to time after the date hereof and without further consideration from Grow Solutions, the Sole Officer, Parent and Merger Sub shall execute and deliver, or cause to be executed and delivered, to Grow Solutions such further instruments of sale, assignment, transfer and delivery, and take such other action as Grow Solutions may reasonably request in order to consummate the transactions contemplated hereby.

12.07 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

12.08 Counterparts. This Agreement may be executed in one or more identical counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more such counterparts shall have been executed by each of the parties and delivered to the other parties.

12.09 Time. Time is of the essence in the performance of the parties respective obligations herein contained.

12.10 Recitals, Disclosure Schedules and Exhibits. The Recitals, Disclosure Schedules and Exhibits to this Agreement are incorporated herein, by this reference, made a part hereof as if fully set forth herein.

        12.11 Brokers.  Parent and Grow Solutions agree that there were no finders or brokers involved in bringing the parties together or who were instrumental in the negotiation, execution, or consummation of this Agreement.  Further, Parent and Grow Solutions each agree to indemnify the other against any claim by any third person for any commission, brokerage, or finder's fee or other payment with respect to this Agreement or the transactions contemplated hereby based on any alleged agreement or understanding between such party and such third person, whether express or implied, from the actions of such party.  The covenants set forth in this section shall survive the Closing Date and the consummation of the transactions herein contemplated.

12.12 No Representation Regarding Tax Treatment.  No representation or warranty is being made by any party to any other regarding the treatment of this transaction for federal or state income taxation.  Each party has relied exclusively on its own legal, accounting, and other tax adviser regarding the treatment of this transaction for federal and state income tax purposes.

[-Signature Page Follows-]

IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers to execute this Agreement as of the date first above written.

LIGHTTOUCH VEIN & LASER, INC. as Parent

By:	/s/ Edward Bailey
Name: Edward Bailey
Title: Chief Executive Officer

LIGHT TOUCH VEIN & LASER ACQUISITION CORPORATION as Merger Sub

By:	/s/ Edward Bailey
Name: Edward Bailey
Title: Chief Executive Officer
SOLE OFFICER
/s/ Edward Bailey
Edward Bailey, as Sole Officer GROW SOLUTIONS, INC.

By:	/s/ Jeffrey Beverly
Name: Jeffrey Beverly
Title: President

[-Signature Page to Acquisition Agreement and Plan of Merger-]

EXHIBIT A

CERTIFICATE OF MERGER

SEE ATTACHED.

EXHIBIT B

CONVERTIBLE PROMISSORY NOTE

SEE ATTACHED.